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                                                                   EXHIBIT 10.18

                                  HSBC BANK USA

                                       AND

                        THE NEW YORK MORTGAGE COMPANY LLC

                          CREDIT AND SECURITY AGREEMENT

                           Dated as of March 30, 2001

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                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS.....................................................................    1

ARTICLE II. THE CREDIT.....................................................................    7
        2.1     Agreement to Lend..........................................................    7
        2.2     Term.......................................................................    7
        2.3     Disbursement of the Credit ................................................    7
        2.4     Repayments of the Credit...................................................   10

ARTICLE III. CONDITIONS TO ADVANCES........................................................   13
        3.1     Initial Advance............................................................   13
        3.2     Conditions to Subsequent Advances..........................................   14
        3.3     Other Conditions...........................................................   14

ARTICLE IV. SECURITY AGREEMENT.............................................................   14

        4.1     Grant of Security Interest.................................................   14
        4.2     Rights of HSBC.............................................................   15
        4.3     Income from and Interest on Collateral.....................................   16
        4.4     Possession of Collateral...................................................   16

ARTICLE  V. REPRESENTATIONS AND WARRANTIES.................................................   16
        5.1     Good Standing and Authority of the Company.................................   17
        5.2     Good Standing and Authority of the Guarantor ..............................   17
        5.3     Valid and Binding Obligation...............................................   17
        5.4     Guarantys .................................................................   18
        5.5     No Pending Litigation......................................................   18
        5.6     No Consent of Filing ......................................................   18
        5.7     No Violations..............................................................   18
        5.8     Federal Regulations .......................................................   19
        5.9     ERISA Matters..............................................................   19
        5.10    Collateral.................................................................   20
        5.11    Subsidiaries...............................................................   20
        5.12    Financial Condition........................................................   21
        5.13    Liens......................................................................   21
        5.14    Investment Company Act.....................................................   21
        5.15    Corporate Takeovers........................................................   21
        5.16    Insider....................................................................   21
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ARTICLE VI. COVENANTS......................................................................   22
        6.1     Payments...................................................................   22
        6.2     Notice.....................................................................   22
        6.3     Taxes......................................................................   23
        6.4     Insurance..................................................................   23
        6.5     Litigation.................................................................   23
        6.6     Existence and Eligibility..................................................   24
        6.7     Books and Records..........................................................   24
        6.8     Compliance with Law........................................................   24
        6.9     Access to Records..........................................................   24
        6.10    Maintain Qualifications....................................................   25
        6.11    Financial Reports..........................................................   25
        6.12    Pension Reports............................................................   25
        6.13    Collateral Value; Margin Call..............................................   26
        6.14    Liens......................................................................   27
        6.15    Document Shipping Charges..................................................   28
        6.16    ERISA Contributions........................................................   28
        6.17    VA Guaranties and FHA Insurance............................................   28
        6.18    Financial Covenants........................................................   28
        6.19    Additional Primary or Secondary Indebtedness...............................   28
        6.20    Fees.......................................................................   29
        6.21    INTENTIONALLY OMITTED......................................................   29
        6.22    Other Acts.................................................................   29

ARTICLE VII. EVENTS OF DEFAULT.............................................................   30
        7.1     Nonpayment of Indebtedness.................................................   30
        7.2     Assignment or Encumbrance..................................................   30
        7.3     Insolvency Proceedings.....................................................   30
        7.4     Misrepresentation..........................................................   31
        7.5     Materially Adverse Changes.................................................   31
        7.6     Failure to Perform Obligations.............................................   32
        7.7     Pension Default............................................................   32
        7.8     Change in Management.......................................................   33
        7.9     Events Affecting Guarantor(s)..............................................   33

ARTICLE VIII. REMEDIES UPON DEFAULT........................................................   33
        8.1     Default Other Than Insolvency..............................................   33
        8.2     Default - Insolvency.......................................................   33
        8.3     Enforcement of Agreements..................................................   33
        8.4     Realization on Collateral..................................................   34
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ARTICLE IX. INDEMNIFICATION AND EXPENSES...................................................   34

ARTICLE X. MISCELLANEOUS...................................................................   35
        10.1    Amendments and Waivers.....................................................   35
        10.2    Delays and Omissions.......................................................   35
        10.3    Attoney-in-fact............................................................   35
        10.4    Collection.................................................................   36
        10.5    Further Security...........................................................   36
        10.6    Return of Collateral Under Trust Receipt...................................   37
        10.7    Loss of Loan Documents.....................................................   37
        10.8    Successors and Assigns.....................................................   37
        10.9    Notices....................................................................   37
        10.10   Counterparts...............................................................   37
        10.11   Titles.....................................................................   38
        10.12   Inconsistent Provisions   .................................................   38
        10.13   Participation..............................................................   38
        10.14   Entire Agreement...........................................................   38
        10.15   Governing Law..............................................................   38
        10.16   CONSENT TO JURISDICTION....................................................   38
        10.17   WAIVER OF JURY TRIAL.......................................................   39

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                          CREDIT AND SECURITY AGREEMENT

         THIS AGREEMENT, dated as of the Agreement Date between THE NEW YORK MORTGAGE COMPANY LLC, a New York limited liability company with offices at 304 Park Avenue South, New York, New York 10010 (the "Company"), and HSBC BANK USA, a banking corporation organized under the laws of the State of New York, with offices at c/o Mortgage Warehouse Lending Department, One HSBC Center, 27th Floor, Buffalo, New York 14203 ("HSBC"), evidences:

                                  INTRODUCTION

         This Agreement provides for a credit facility to enable the Company to obtain interim financing with which to fund certain mortgage loans originated by the Company. This Agreement sets forth the terms and conditions under which the facility will be advanced, the interest and other charges payable to HSBC, repayment terms, and warranties, representations and covenants in connection with the facility.

                             ARTICLE I. DEFINITIONS

         Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth below:

         Adjusted Net Worth: Book Net Worth less (a) all intangible assets, and
(b) amounts due from affiliates.

         Advance: A disbursement of a portion of the Credit; see Section 2.1.

         Agreement Date: March 30, 2001.

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                                     - 2 -

         Bailee Agreement: Letter agreement whereby an Investor agrees to hold one or more Loan Documents as bailee for HSBC subject to the Security Interest.

         Book Net Worth: Net worth as determined under GAAP.

         Business Day: Any day other than Saturday, Sunday or a day on which banks in New York State are required or authorized to close by law or regulation.

         Collateral: As defined in Section 4.1.

         Collateral Value: As defined in Section 6.13(c).

         Commitment: The agreement by an Investor to purchase Qualifying Mortgages.

         Conforming Mortgage Loan: A Qualifying Mortgage the principal balance of which does not exceed the then-current maximum loan limits for purchase by FHLMC and FNMA.

         Cooperative Loan: A Qualifying Mortgage secured by the pledge of an interest in a cooperative apartment.

         Credit: The loan governed by this Agreement.

         Credit Amount: FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00).

         Credit Note: The Company's promissory note to HSBC dated the Agreement Date.

         Delivery Period: Five Business Days after an Advance.

         "Dry Funding" Advance: An Advance made pursuant to Section 2.3A.

         Event of Default: As defined in Article VII.

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                                     - 3 -

         Financing Statement: UCC-1 financing statement evidencing the pledge to the Company of the lessee's interest in a cooperative apartment securing a Qualifying Mortgage, which financing statement shall have been duly filed in the appropriate UCC records so as to perfect the Company's security interest, and assigned of record to Lender.

         FHA: United States Federal Housing Administration.

         FHLMC: Federal Home Loan Mortgage Corporation.

         FNMA: Federal National Mortgage Association.

         GAAP: Those generally accepted accounting principles and practices which are from time to time recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

         GNMA: Government National Mortgage Association.

         Guarantors: Mr. Steven Schnall and Mr. Joseph V. Fierro.

         Guarantys: The joint and several guarantys of the Guarantors of the repayment of the Credit to HSBC, when and as due.

         Investor: A secondary market purchaser of Qualifying Mortgages, which purchaser is approved by HSBC.

         Loan Documents: The documents relating to a specific Qualifying Mortgage, namely: (a) original note duly endorsed in blank, (b) a copy of said note, (c) a certified copy of the mortgage, (d) an unrecorded but recordable assignment in blank of the mortgage, (e) Investor Commitment in form acceptable to HSBC, and (f) such other normal and customary documents as HSBC may require. If the Qualifying Mortgage is a Cooperative Loan, Loan Documents means: (a) original note duly endorsed in blank; (b) certified copy of the lessee's shares of stock;

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                                     - 4 -

(c) certified copy of the assignment by lessee to the Company of lessee's proprietary lease; (d) certified copy of the filed Financing Statement assigned to Lender; and (e) original UCC-3 assignment of the Financing Statement by Lender (with assignee blank).

         Maximum Advance Amount: 98% of the lesser of (i) the Investor's purchase price of the Qualifying Mortgage (up to a maximum of par) or (ii) the outstanding principal balance of the Qualifying Mortgage, for which Qualifying Mortgage an Advance has not theretofore been made. Notwithstanding the foregoing, however, the Maximum Advance Amount will increase to 100% at such time as the Pledged Account is maintained by the Company.

         Non-Conforming Mortgage Loan: A Qualifying Mortgage the principal balance of which exceeds the then-current maximum loan limits for purchase by FHLMC and FNMA.

         Notice Address:

         a)       With respect to the Company:

                  The New York Mortgage Company LLC
                  304 Park Avenue South
                  New York, New York 10010
                  Attention: Chief Financial Officer

         b)       With respect to HSBC:

                  HSBC Bank USA
                  Mortgage Warehouse Lending Department
                  One HSBC Center
                  27th Floor
                  Buffalo, New York 14203
                  Attention: Manager, Mortgage Warehouse Lending

         Pension Plan: Any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") which is a multiemployer plan

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                                     - 5 -

or single employer plan as defined in Section 4001 of ERISA and subject to Title IV of ERISA and which is (a) a plan maintained by the Company or any Subsidiary for employees or former employees of the Company or of any Subsidiary, (b) a plan to which the Company or any Subsidiary contributes or is required to contribute, (c) a plan to which the Company or any Subsidiary was required to make contributions at any time during the five calendar years preceding the Agreement Date, or (d) any other plan with respect to which the Company or any Subsidiary has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and for purposes of Sections 5.7,
6.14 and 7.7 hereof, "Company" shall include any trade or business (whether or not incorporated) which, together with the Company or a Subsidiary, is deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

         Pledged Account: A deposit account, certificate of deposit, or liquid investment management account with HSBC Brokerage (USA), Inc., maintained by the Company with assets having a fair market value as reasonably determined by HSBC, equal to or greater than 2% of the Credit Amount. HSBC shall have a first priority security interest in the Pledged Account as security for the Credit.

         Qualifying Mortgage: A fixed or adjustable rate conventional, FHA or VA mortgage loan secured by a first or second mortgage on a one- to four-family residence (or, in the case of a Cooperative Loan, by a pledge of an interest in a cooperative apartment) which loan is also:

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                                     - 6 -

         A. Covered by and closed in accordance with a Commitment by an Investor, (or recommitted for purchase at a price not less than the original Commitment);

         B. In conformance with FHLMC, FNMA, FHA or VA underwriting standards, as applicable, and the special standards of the respective Investors;

         C. Evidenced, secured and assigned by the Loan Documents, which are delivered to HSBC within the Delivery Period.

         Reportable Event: Any event with regard to a Pension Plan described in
Section 4043(b) of ERISA, or in regulations issued thereunder.

         Sale Date: The date on which an Investor is required to make payment pursuant to a Commitment.

         Second Mortgage Loan: A Qualifying Mortgage secured by a second-priority lien.

         Security Interest: The security interest granted by the Company to HSBC in the Collateral.

         Subprime Mortgage Loan: A Qualifying Mortgage which is rated "A-minus", "B", or "C" grade loans by the applicable Investor.

         Subsidiary: Any corporation of which at least 50% of the voting stock is owned by the Company directly, or indirectly through one or more Subsidiaries. If the Company has no Subsidiaries, the provisions of this Agreement relating to Subsidiaries shall be inapplicable, without affecting the applicability of such provisions to the Company alone.

         VA: Veterans Administration.

         "Wet Funding" Advance: An advance made pursuant to Section 2.3B.

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                                     - 7 -

                             ARTICLE II. THE CREDIT

         2.1 Agreement to Lend. HSBC agrees on the terms and conditions and relying on the representations and warranties set forth herein to lend to the Company, and the Company agrees to borrow from HSBC, up to the amount of the Credit. Individual Advances of the Credit shall be made as requested by the Company from time to time. The aggregate amount of all Advances shall not exceed the Credit. Following repayments of Advances, HSBC will make readvances under the same terms and conditions, provided that Advances outstanding at any time shall not exceed the lesser of the amount of the Credit or the Maximum Loan Amount. The Credit will be evidenced by the Credit Note.

         2.2 Term. This Agreement will be in effect until 364 days from the Agreement Date, when all amounts outstanding hereunder and under the Credit Note shall be due and payable; provided, however, that HSBC may earlier terminate this Agreement following at least 90 days prior written notice to the Company, and, at any time subsequent to ninety (90) days from the Agreement Date, the Company may terminate this Agreement following at least 90 days prior written notice to HSBC. No such termination shall affect the rights of the parties hereto as to any Advances previously made, which shall continue to be governed hereby.

         2.3 Disbursement of the Credit. Subject to the terms and conditions hereof, the Company may request "Dry Funding" Advances and "Wet Funding" Advances.

                  A.       "Dry Funding" Advances.

                           (i)      Before 12:00 noon HSBC's local time, one
Business Day before a proposed Advance, the Company will request such Advance in writing by providing to HSBC by telefax (i) the information on HSBC's "Request For Advance", in the form provided to

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                                     - 8 -

the Company by HSBC which includes: the mortgagors' last names, the property address, the loan amount, loan number, loan type (FHA, VA or conventional, as applicable), loan sub-type, interest rate, commitment number, Investor settlement date and warehousing amount requested.

                           (ii)     Also before 12:00 noon HSBC's local time,
one Business Day before a proposed Advance, the Company shall deliver or cause to be delivered to HSBC or its designee, the Loan Documents for HSBC's review and approval.

                           (iii)    Following said approval, on the date of the
Advance HSBC will make an Advance of the requested amount (or so much thereof as has been approved by HSBC) to the Company up to the Maximum Advance Amount. Advances shall be made by deposit by HSBC into a HSBC account in the name of the Company for further disposition as the Company may direct. Each Advance shall be used only for funding the loans identified on the Request For Advance. If a loan for which an Advance has been made does not close, the Company will notify HSBC immediately, and HSBC will charge the account for that Portion of the Advance attributable to the unclosed loan.

                  B.       "Wet Funding" Advances.

                           (i)      Before 12:00 noon HSBC's local time, one
Business Day before a proposed Advance, the Company will request such Advance in writing by providing to HSBC by telefax (i) the information on HSBC's "Request For Advance", in the form provided to the Company by HSBC, which includes: the mortgagors' last names, the property address, the loan amount, loan number, loan type (FHA, VA or conventional, as applicable), loan sub-type, interest rate, commitment number, Investor settlement date and warehousing amount requested.

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                                     - 9 -

                           (ii)     On the date of the requested Advance (but
not earlier than one day prior to the loan closing date) HSBC will make an Advance of the requested amount (or so much thereof as has been approved by HSBC) to the Company up to the Maximum Advance Amount. Advances shall be made by deposit by HSBC into a HSBC account in the name of the Company for further disposition as the Company may direct. Each Advance shall be used only for funding the loans identified on the Request For Advance. If a loan for which an Advance has been made does not close, the Company will notify HSBC immediately, and HSBC will charge the account for that portion of the Advance attributable to the unclosed loan.

                           (iii)    Within five Business Days after an Advance,
the Company shall deliver or cause to be delivered to HSBC or its designee, the Loan Documents for HSBC's review and approval.

                  C.       Sublimits.

                           (i)      Notwithstanding anything to the contrary
herein the aggregate amount of "Wet Funding" Advances outstanding at any one time shall not exceed (x) 40% of the Credit Amount during the first and last five (5) Business Days of each calendar month, and (y) 30% of the Credit Amount at any other time.

                           (ii)     Notwithstanding anything to the contrary
herein, the aggregate amount of Advances outstanding at any one time secured by Non-Conforming Mortgages shall not exceed 75% of the Credit Amount.

                           (iii)    Notwithstanding anything to the contrary
herein, the aggregate amount of Advances outstanding at any one time secured by Subprime Loans shall not exceed 15% of the Credit Amount.

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                                     - 10 -

                           (iv)     Notwithstanding anything to the contrary
herein, the aggregate amount of Advances outstanding at any one time secured by Cooperative Loans shall not exceed 50% of the Credit Amount.

                           (v)      Notwithstanding anything to the contrary
herein, the aggregate amount of Advances outstanding at any one time secured by Second Mortgages shall not exceed 10% of the Credit Amount.

                  2.4      Repayments of the Credit.

                           A.       On the earliest of (i) the Sale Date
specified in each Commitment, (ii) seventy-five (75) days after HSBC has made an Advance for the Qualifying Mortgages listed in said Commitment, (iii) thirty
(30) days after HSBC delivers any Loan Documents pertaining to a Qualifying Mortgage to an Investor, (iv) the date on which this Agreement expires or becomes ineffective because of termination, or (v) fourteen (14) days after any original note evidencing a Qualifying Mortgage has been returned to the Company under a trust receipt, the amount equal to the Advance made with regard to the related Qualifying Mortgage shall be repaid. In connection with each repayment the company shall provide to HSBC a completed "Repayment Schedule" in the form provided to the Company by HSBC listing the Qualifying Mortgages to which the repayment pertains. On or prior to the Sale Date for each Commitment, and upon receipt from the Company of a written request on HSBC's "Request For Delivery", in the form provided to the Company by HSBC, HSBC shall forward the original notes evidencing the Qualifying Mortgages, together with a copy of the UCC-3 assignment of the Financing Statement executed by Lender ("UCC-3"), to the applicable Investor or its designee pursuant to a Bailee Agreement with said Investor; provided, however that HSBC shall not be required to forward any such

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                                     - 11 -

documents unless the Request For Delivery is received by HSBC prior to 12:00 noon. HSBC's local time, two Business Days prior to the requested delivery, and HSBC has had the Loan Documents in its possession for at least two Business Days. If loans are to be sold to FHLMC or FNMA or securitized by GNMA, the Company will also provide the original and any required copies of all necessary or appropriate forms to effect delivery and payment for such notes. Prior to the release of HSBC's Security Interest in the Collateral, the Company shall cause the Investor to remit the proceeds from the sale of mortgage loans via wire transfer directly into a HSBC account set up for the administration of the Credit. Provided there is no Event of Default then existing, HSBC shall adjust in favor of the Company any excess proceeds received from Investors. If the amount remitted is less than the principal payment due on the Sale Date, the Company shall pay the remaining amount due against the respective Advance directly to HSBC by wire transfer on such Sale Date. Upon receipt of (i) the amount of the Advance secured by the Qualifying Mortgage, and (ii) payment instructions from the Company relating to the amount received, Lender will forward to the Company the original UCC-3.

                           B.       If for any reason an Investor fails to
purchase the subject mortgage loan covered by its Commitment on the Sale Date or becomes insolvent or the subject of a proceeding under the Bankruptcy Code, or ceases to carry on its business, the Company shall, at HSBC's option, either (i) obtain and provide to HSBC another Commitment acceptable to HSBC to purchase the subject mortgage loan; or (ii) immediately repay to HSBC by wire transfer all amounts advanced for the non-purchased loan or loans in question (or in the case of the Investor's insolvency, bankruptcy proceeding, or cessation of business, all mortgage loans covered by that Investor's Commitments); or (iii) replace such mortgage loan or loans with a

Qualifying Mortgage of market value equal to or greater than the Maximum Advance Amount applicable to the replaced mortgage loan or loans, whereupon HSBC shall return to the Company the Loan Documents held by HSBC relating to the replaced mortgage loan or loans.

                           C.       Interest on the outstanding principal
balance of the Credit at the rate required in the Credit Note shall be payable by the Company to HSBC on the first day of each calendar month during the Term hereof, and on the date the Credit is paid in full. A late charge of 6% of payments received more than ten days past due will also be payable in accordance with the terms of the Credit Note.

                           D.       The Company shall immediately notify HSBC of
all delinquencies on any mortgage loans constituting security for the Credit Note and will, at HSBC's option, either (i) replace such mortgage loans with Qualifying Mortgages, whereupon HSBC shall return to the Company the Loan Documents held by HSBC relating to the replaced mortgage loans, or (ii) reduce the amount of principal outstanding under the Credit Note by the amount of the Advance applicable to such delinquent mortgage loans plus accrued interest.

                           E.       In the event Loan Documents related to any
Advance (i) are not delivered within the Delivery Period, or (ii) are delivered and determined by HSBC to be incomplete or improper, or (iii) are Loan Documents for loans which are secured by mortgages which are no longer Qualifying Mortgages ("Defective Loan Documents"), then the Company shall immediately repay by wire transfer so much of the Advance as was attributable to the Defective Loan Documents, whereupon HSBC shall return to the Company the Loan Documents held by HSBC relating to the Loans for which repayment has been made.
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                                     - 13 -

                       ARTICLE III. CONDITIONS TO ADVANCES

                  3.1 Initial Advance. HSBC's obligation to make the Initial Advance, and the effectiveness of this Agreement, are conditioned upon compliance with the requirements of Section 2.3 hereof and upon the fulfillment of the following conditions.

                           A.       The Company shall have duly executed and
delivered to HSBC:

                                    (i)      This Agreement;

                                    (ii)     The Credit Note;

                                    (iii)    A copy, certified by a member or
manager of the Company, of the consent of the Company's members authorizing the execution, delivery and performance of this Agreement, the Credit Note and all related documents;

                           B.       HSBC shall have received:

                                    (i)      The Guarantys;

                                    (ii)     A copy, certified by the Secretary
of State of the state of New York, of the Company's filed Articles of Organization;

                                    (iii)    A certified copy of the Company's
Operating Agreement;

                                    (iv)     A certificate of the Secretary of
State of the state of New York as to the existence and good standing of the Company;

                                    (v)      The favorable opinion of the
Company's independent counsel as to the due execution, delivery and enforceability of this Agreement, the Credit Note and the Guarantys, the due organization and existence of the Company, and such other relevant matters as HSBC may require;

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                                     - 14 -

                                    (vi)     A UCC search against the Company,
showing no filings affecting the Collateral;

                                    (vii)    State and County UCC-1 financing
statements executed by the Company covering the Collateral; and

                                    (viii)   Evidence of the insurance coverages
required hereby.

                  3.2 Conditions to Subsequent Advances. All future Advances shall be subject to compliance with the requirements of Section 2.3 hereof and to such updating of the certificates and opinions referred to in
Section 3.1 as HSBC may reasonably require from time to time.

                  3.3 Other Conditions. All Advances shall be subject to HSBC's receipt of such additional documents and the Company's compliance with such additional requirements as HSBC may reasonably require from time to time, provided that such additional documents or requirements shall not be inconsistent with the existing terms of this Agreement.

                         ARTICLE IV. SECURITY AGREEMENT

                  4.1 Grant of Security Interest. This Agreement constitutes a security agreement. As collateral security for the repayment of all sums which may become due under the Credit Note or this Agreement, the Company hereby assigns, pledges, and transfers all its right, title and interest in, and grants to HSBC a security interest in the following property (the "Collateral"):

                           A.       All Qualifying Mortgages and all other
mortgages which have been represented to HSBC to be Qualifying Mortgages, or upon the security of which an Advance has

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                                     - 15 -

been made, including all Loan Documents and any other documents evidencing or securing the same;

                           B.       All surveys and title insurance policies,
commitments, or reports relating to the same;

                           C.       All hazard insurance policies relating to
the same;

                           D.       All private mortgage insurance policies
relating to the same;

                           E.       All servicing rights relating to the same;

                           F.       All accounts relating to the same
(including, without limitation, escrow accounts, subject to the rights of mortgagors under applicable law};

                           G.       All files, records, data, correspondence,
computer tapes, programs and discs, appraisals, accounting records relating to the same or the servicing thereof;

                           H.       All Commitments to purchase said Qualifying
Mortgages and all other mortgages which have been represented to HSBC to be Qualifying Mortgages;

                           I.       All property of any kind given by the
Company to HSBC or its designee in furtherance of this Agreement;

                           J.       All collections on and proceeds of any of
the foregoing; and

                           K.       The Pledged Account, if applicable.

                  4.2      Rights of HSBC.

                           A.       With respect to the Collateral, HSBC shall
have the rights of a secured party under the Uniform Commercial Code as enacted in the State of New York.

                           B.       The Company shall not have the right to
modify, delete, or waive any material term of any of the Collateral without HSBC's prior written consent.

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                                      - 16 -

                  4.3      Income from Interest on Collateral.

                           A.       Until the occurrence of an Event of Default,
the Company reserves the right to receive all income from or interest on the Collateral and if HSBC receives any such income or interest prior to such Event of Default, HSBC shall pay the same promptly to the Company.

                           B.       Upon the occurrence of an Event of Default,
the Company will not demand or receive any income from or interest on such Collateral, and if the Company receives any such income or interest without any demand by it, same shall be held by the Company in trust for HSBC in the same medium in which received, shall not be commingled with any assets of the Company and shall be delivered to HSBC in the form received, properly endorsed to permit collection, not later than the next Business Day following the day of its receipt HSBC may apply the net cash receipts from such income or interest to payment of any amounts due under the Credit Note or this Agreement, provided that HSBC shall account for and pay over to the Company any such income or interest remaining after payment in full of all such amounts.

                  4.4 Possession of Collateral. The Company agrees that possession of any of the Collateral by closing attorneys, title companies, or any other bailee acting on the Company's behalf shall be deemed possession by HSBC for purposes of perfecting the Security Interest granted hereby.

                    ARTICLE V. REPRESENTATIONS AND WARRANTIES

                  The Company makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any portion of the Credit

Amount remains available or any indebtedness of the Company to HSBC arising pursuant to this Agreement remains unpaid:

                  5.1 Good Standing and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; has powers to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification; and has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Credit Note and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate action.

                  5.2 Good Standing and Authority of the Guarantor. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; has powers to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification; and has all necessary power and authority to enter into the Guaranty and to execute, deliver and perform the Guaranty, which has been duly authorized by all proper and necessary corporate action.

                  5.3 Valid and Binding Obligation. This Agreement and any other document executed in connection herewith, and the Credit Note when executed and delivered, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws effecting creditors' rights generally.

                  5.4 Guarantys. The Guarantys, when executed and delivered, will constitute the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws effecting creditors' rights generally.

                  5.5 No Pending Litigation. Except as have been or shall be disclosed to HSBC in writing, there are no actions, suits, proceedings (whether or not purportedly on behalf of the Company) or investigations pending or, to the knowledge of the Company, threatened against the Company or the Guarantor, if any, or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, materially and adversely affect the property, assets, financial condition or business of the Company or the Guarantor, if any, or materially impair the right or ability of the Company to carry on its operations substantially as now conducted or anticipated to be conducted in the future, or which question the validity of this Agreement, the Credit Note, the Guaranty, if any, or other documents required by this Agreement, or any action to be taken pursuant to any of the foregoing.

                  5.6 No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other person or entity is required in connection with the valid execution, delivery or performance of this Agreement, the Credit Note, or other documents required by this Agreement or in connection with any of the transactions contemplated thereby.

                  5.7 No Violations. The Company is not in violation of any material term of its certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money. The Company is not in violation of any term of any other indenture, instrument or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a material and adverse effect upon, its business or assets. The Company is not in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority. The execution and delivery of this Agreement, the Credit Note and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of HSBC. There exists no fact or circumstance not disclosed in this Agreement or in the documents furnished in connection herewith which materially adversely affects, or in the future (so far as the Company can now foresee) may materially adversely affect the condition, business or operations of the Company.

                  5.8 Federal Regulations. The Company is not engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying "margin security" or "margin stock" (as defined in Regulations G and U issued by the Board of Governors of the Federal Reserve System). Likewise, the Company does not own or intend to carry or purchase any such "margin security" or "margin stock", and the Company will not use the proceeds of any Advance to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any such "margin security" or "margin stock".

                  5.9 ERISA Matters. No Pension Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; neither the Company nor any Subsidiary has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither the Company nor any Subsidiary has incurred any withdrawal liability, including contingent withdrawal liability, to any Pension Plan pursuant to Title IV of ERISA; neither the Company nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred; and no Pension Plan or other "employee pension benefit plan" as defined in Section 3(2) of ERISA to which the Company or any Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code. Each Pension Plan and each other "employee benefit plan" as defined in Section 3(3) of ERISA to which the Company or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code.

                  5.10 Collateral. Company represents, and so long as this Agreement is in effect, shall be deemed continuously to represent and warrant that the Company is the owner of the Collateral free of all security interests or other encumbrances except the Security Interest granted herein.

                  5.11 Subsidiaries. The Company has no Subsidiary or other interest in any other association, corporation, partnership, joint venture, or other business entity not disclosed to HSBC on a Schedule hereto.

                  5.12 Financial Condition. The financial statements which the Company has furnished HSBC have been prepared in conformity with GAAP consistently applied and present fairly the financial condition of the Company as of such date and the result of its operations for the period then ended and there has been no material adverse change in said financial condition. The Company has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, which are not otherwise disclosed in the financial statements referred to above.

                  5.13 Liens. The Company has good and marketable title to all of its properties and assets, which properties and assets are not subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except (i) for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings, (ii) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and (iii) liens in favor of HSBC.

                  5.14 Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  5.15 Corporate Takeovers. No portion of the Credit will be used to a acquire any security in any transaction which is subject to Section 13 or 14 of the Securities and Exchange Act of 1934, including without limitation Sections 13(d) and 14(d) thereof.

                  5.16 Insider. The Company is not, and no person having "control" (as the term is defined in 12 U.S.C. Section 375(b)(9)(G) or in regulations promulgated pursuant thereto) of the Company is an "executive officer", "director", or person who "directly or indirectly, or acting through or in concert with one or more persons," owns, controls, or has the power to vote more than 25% of any class of "voting securities" (as those terms are defined in 12 U.S.C. Section 375(9)(b) or in regulations promulgated pursuant thereto) of HSBC, HSBC (USA) Inc. or any subsidiary thereof, or of any bank at which HSBC maintains a correspondent account, or of any bank which maintains a correspondent account with HSBC.

                              ARTICLE VI. COVENANTS

                  During the Term of this Agreement, and so long as any portion of the Credit shall remain available or any indebtedness of the Company to HSBC shall remain unpaid, the Company will:

                  6.1 Payments. Duly and punctually pay the principal of and interest on all indebtedness incurred by it pursuant to this Agreement and the Credit Note in the manner set forth herein and therein.

                  6.2 Notice. Promptly notify HSBC in writing of (a) any pending or future audits of the Company's federal income tax returns by the Internal Revenue Service as soon as the Company has knowledge thereof, and the results of each such audit after its completion; (b) any default by the Company in the performance of, or any modifications of, any of the terms or conditions contained in any agreement, mortgage, indenture or instrument to which the Company is a party or which is binding upon the Company and of any default by the Company in the payment of any of its indebtedness; provided, however, the Company shall not be required to so notify HSBC of modifications of any or all terms or provisions of any document or agreement pertaining to its transaction in the ordinary course of business, but which do not pertain to its indebtedness for borrowed money, which do not materially and adversely affect the business or assets of the Company; and (c) receipt by the Company of notices from FHA, VA, FNMA, FHLMC, GNMA, HUD, any Investor, or any state in which the Company transacts business, which notice pertains to the status or qualification of the Company to conduct its business.

                  6.3 Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Credit Note or any of the Qualifying Mortgage notes) prior to the date on which penalties attach thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted, if the Company, upon HSBC's request, deposits with HSBC, to be held in escrow, such amount being contested.

                  6.4 Insurance. (a) Keep all its property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks in coverage, form and amount satisfactory to HSBC; (b) keep adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of errors and omissions, damage to persons or property and under all applicable workers' compensation laws; (c) promptly deliver to HSBC certificates of insurance or any of those insurance policies required to be carried by the Company pursuant hereto; and (d) cause each insurance policy to contain a notice of cancellation provision satisfactory to HSBC.

                  6.5 Litigation. Promptly notify HSBC in writing as soon as the Company has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim or administrative proceeding against, or investigation of, the Company (a) to which the Company is a party by or before any regulatory body or governmental agency; (b) the outcome of which may materially and adversely affect the finances or operations of the Company or the Company's ability to fulfill its obligations hereunder unless adequately covered by insurance; or (c) which questions the validity of this Agreement, the Credit Note or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to HSBC such information regarding the same as HSBC may request.

                  6.6 Existence and Eligibility. Maintain its existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing.

                  6.7 Books and Records. Keep proper books and records in accordance with GAAP consistently applied, and notify HSBC promptly in writing of any proposed change in the location at which such books and records are maintained.

                  6.8 Compliance with Law. Comply in all material respects with all laws and governmental rules and regulations respecting the transactions which are the subject of this Agreement.

                  6.9 Access to Records. Permit HSBC's authorized representatives, during normal business hours and as often as HSBC may reasonably request, to have access to the Company's premises and its financial records pertaining to the transactions contemplated hereby; inspect and copy such records, and discuss the affairs and finances of the Company with appropriate officers of the Company.

                  6.10 Maintain Qualifications. Maintain its status, as applicable, as an FHA approved direct endorsement mortgagee, an approved lender under the VA guaranty program, and an approved Seller/Servicer to FNMA, FHLMC and GNMA.

                  6.11 Financial Reports. Furnish to HSBC the following financial in information:

                           A.       Financial statements of the Company as of
the end of each calendar quarter, to be furnished not later than forty-five days after the end of each calendar quarter. Such statements shall contain such information as HSBC may reasonably request.

                           B.       Annual financial statements of the Company
audited by independent certified public accountants acceptable to HSBC, to be furnished not later than ninety days after the end of each fiscal year of the Company.

                           C.       Servicing portfolio reports, including
investor remittance, escrow, delinquency and foreclosure reports, as of the end of each calendar quarter, to be furnished not later than thirty days after the end of each calendar quarter.

                           D.       Annual financial statements of the
Guarantor, certified by the Guarantor as true and complete, to be furnished not later than ninety days after the end of each of Guarantor's tax or fiscal years, as applicable.

                           E.       Secondary marketing reports, including
position report, commitment status, pipeline report, and closed loan report, as of the end of each calender quarter, to be furnished not later than thirty days after the end of each calendar quarter.

                  6.12 Pension Reports. With respect to each Pension Plan, the Company will furnish the following to HSBC:

                           A.       As soon as possible and in any event within
thirty days, after the Company knows or has reason to know that any Reportable Event with respect to such Pension Plan has occurred, the statement of the President or chief financial officer of the Company setting forth the details of such Reportable Event and the action which the Company proposes to take with respect thereto;

                           B.       Promptly after the filing thereof with the
Secretary of Labor, the Pension Benefit Guaranty Corporation or the Internal Revenue Service, copies of reports (including without limitation, notices of Reportable Events and annual reports in the Form 5500 Series) filed with respect to each Pension Plan.

                  6.13     Collateral Value: Margin Call.

                           A.       Defend the Collateral against the claims and
demands of all other parties; keep the Collateral free from all security interests or other encumbrances except those granted herein; not sell, transfer, assign, deliver or otherwise dispose of any Collateral except pursuant to the terms hereof or with the consent of HSBC.

                           B.       Execute and deliver to HSBC such financing
statements, assignments and other documents and do such other things relating to the Collateral as HSBC may request.

                           C.       Maintain with HSBC at all times as security
for the Credit, Collateral Value equal to or greater than the outstanding balance of the Credit, and to repay the amount necessary to reduce the outstanding balance of the Credit to or below the Collateral Value within three Business Days of the Company's receipt of a demand by HSBC for such repayment. "Collateral Value" means (i) the aggregate open market value (as determined from time to time by HSBC in HSBC's sole discretion) of Collateral Mortgages securing unrepaid Advances and (ii) the amount of the Pledged Account, if any,

                  6.14 Liens. Not create or permit to exist any mortgage, pledge, title retention lien, lease, purchase or other encumbrance or security interest with respect to any of the Collateral, except:

                           (a)      the Security Interest,

                           (b)      materialmen's, mechanics', suppliers', tax,
and warehousemen's liens, statutory liens of landlords and other like liens arising in the ordinary course of business securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings,

                           (c)      liens incurred or deposits made in the
ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations, surety or appeal bonds, bids, leases, performance and return of money bonds and similar obligations (exclusive of obligations for the payment of borrowed money),

                           (d)      encumbrances consisting of zoning
regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property and minor irregularities in titles thereto which do not materially impair such use,

                           (e)      liens on GNMA mortgaged-backed securities
owned by the Company and liens on such securities which secure the Company's repurchase obligations to brokers with respect to such securities, and

                           (f)      existing liens and security interests
described on a Schedule hereto.

         6.15 Document Shipping Charges. Pay all expenses of shipping Loan Documents from the Company to HSBC and from HSBC to Investors.

         6.16 ERISA Contributions. At all times, make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any employee benefit plan.

         6.17 VA Guaranties and FHA Insurance. Not commit or suffer to be committed any act which would invalidate the guarantee of the VA or insurance by the FHA or cause any impairment to the validity of or priority of the lien on the Collateral created hereby in favor of HSBC.

         6.18     Financial Covenants.

                  A. Adjusted Net Worth. Maintain a minimum Adjusted Net Worth of at least ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00).

                  B. Total Liabilities to Adjusted Net Worth Ratio. Maintain a ratio of total liabilities to Adjusted Net Worth of not more than 10 to 1.

         6.19 Additional Primary or Secondary Indebtedness. Not incur indebtedness under any other lines of credit except (i) the Company's existing warehousing line with GE Capital Corp., or (ii) indebtedness in the ordinary course of business not exceeding $1,000,000.00 in the aggregate, or guaranty the repayment of any other indebtedness.

         6.20     Fees. Pay to HSBC when and as due the following fees:

                  A. File Handling Fee. Monthly, in arrears, file handling fees of

                           (i) $20.00 for each set of Loan Documents delivered to HSBC or its designee pursuant to this Agreement; and

                           (ii) an additional $20.00 for each set of such Loan Documents for which an Advance is made as the result of which the aggregate amount of outstanding Advances secured by (x) Cooperative Loans is or remains greater than 30% of the Credit Amount, and (y) Non-Conforming Mortgages is or remains greater than 50% of the Credit Amount.

                           B. Collateral Exception Fee. Monthly, in arrears, a Collateral Exception Fee of $50.00 for each noncompliance by the Company with Section 2.4A with respect to repayment of Advances. Acceptance by HSBC of such Fee shall not constitute a waiver of any other right or remedy of HSBC hereunder resulting from such noncompliance.

         6.21     Intentionally Omitted.

         6.22 Other Acts. Execute and deliver, or cause to be executed and delivered, to HSBC all further documents and perform all other acts and things which HSBC deems necessary or appropriate to protect or perfect its mortgage or security interests in any property directly or indirectly securing payment of any indebtedness of the Company to HSBC.

                         ARTICLE VII. EVENTS OF DEFAULT

                  The occurrence of any of the events listed in this Article shall constitute an event of default under this Agreement ("Event of Default").

                  7.1 Nonpayment of Indebtedness. Failure of the Company to make any payment of interest or principal or any other sum, which has become due whether by acceleration or otherwise, under the terms of the Credit Note, this Agreement or any other document evidencing or securing indebtedness of the Company to HSBC.

                  7.2 Assignment or Encumbrance. Assignment or attempted assignment by the Company of this Agreement, any rights hereunder, or any Advance to be made hereunder, without first obtaining the specific written consent of HSBC, or the granting by the Company of any security interest, lien or other encumbrance other than to HSBC on any Collateral.

                  7.3 Insolvency Proceedings. The filing by or against the Company of a petition for liquidation, reorganization, arrangement or adjudication as a bankrupt or similar relief under the bankruptcy, insolvency or similar laws of the United States or any state or territory thereof or of any foreign jurisdiction; the failure of the Company to secure dismissal of any such petition filed against it within thirty days of such filing; the making of any general assignment by the Company for the benefit of creditors; the appointment of a receiver or trustee for the Company or for any part of the Company's assets; the institution by the Company of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding, including, without limitation, proceedings by the Federal Deposit Insurance Corporation or other governmental authority, for the dissolution or liquidation of, settlement of claims against, or winding up of the affairs of, the Company; the institution of any such proceeding against the Company if the Company shall fail to secure dismissal thereof within thirty days thereafter; the consent by the Company to any type of insolvency proceeding against the Company (under the Bankruptcy Code or otherwise); the occurrence of any event or existence of any condition which could be the ground, basis or cause for any proceeding or petition described in this Section; or the occurrence of any event described in this Section with respect to the Guarantor, if any, of the Credit.

         7.4 Misrepresentation. If any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of the Company pursuant to or in connection with this Agreement or otherwise (including, without limitation, representations and warranties contained herein) or as an inducement to HSBC to extend any credit to or enter into this or any other agreement with the Company proves to have been false in any material respect at the time as of which the facts therein set forth were stated or certified or to have omitted any substantial contingent or unliquidated liability or claim against the Company, or if on the Agreement Date there shall have been any materially adverse changes in any of the facts previously disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed to HSBC at or prior to the time of such execution.

         7.5 Materially Adverse Changes. Any materially adverse change in the financial condition of the Company or the existence of any other condition which, in HSBC's sole determination, constitutes an impairment of the Company's ability to perform its obligations under this Agreement or any other document evidencing or securing the Credit, and which condition is not remedied within ten days after written notice to the Company thereof or, if the condition cannot be fully remedied within said ten days, substantial progress has not been made within said ten days toward remedy of the condition.

                           Such materially adverse change may include, but shall
not be limited to (a) the sale, assignment, transfer or delivery of all or substantially all of the assets of the Company; (b) the cessation by the Company as a going business concern; (c) the entry of judgment against the Company other than a judgment for which the Company is fully insured, if ten days thereafter such judgment is not satisfied, vacated, bonded or stayed pending appeal; (d) the failure of the Company to pay its debts as such debts become due; or (e) nonpayment by the Company when due of any indebtedness for borrowed money owing to any third party, or the occurrence of any event which could result in acceleration of payment of any such indebtedness.

                  7.6 Failure to Perform Obligations. Default by the Company in the performance of any of the other terms, conditions or covenants contained in this Agreement or any agreement or document made in connection with this Agreement which is not remedied within ten days after notice thereof by HSBC to the Company.

                  7.7 Pension Default. Any Reportable Event which HSBC determines in good faith constitutes grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan shall have occurred and continued thirty days after written notice thereof to the Company by HSBC; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or any Pension Plan shall be terminated; or the Company withdraws from a Pension Plan in a complete withdrawal or a partial withdrawal; or the Company shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards.

                  7.8 Change in Management. A change in the management of the Company.

                  7.9 Events Affecting Guarantor(s). The occurrence with respect to any Guarantor of an event or condition described in Sections 7.1, 7.2, 7.3, 7.4 or 7.5 hereof or the death or judicial declaration of incompetency of any Guarantor.

                       ARTICLE VIII. REMEDIES UPON DEFAULT

                  8.1 Default Other Than Insolvency. Upon the happening of one or more Events of Default (except a default under Section 7.3 hereof), HSBC may (a) immediately cancel or suspend its agreement to advance the Credit and
(b) declare the principal of the Credit Note then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement. Upon such declaration, the balance then outstanding on the Credit Note shall become immediately due and payable without presentation, demand or further notice of any kind to the Company.

                           8.2      Default - Insolvency. Upon the happening of
one or more Events of Default under Section 7.3 hereof, HSBC's obligations to advance the Credit shall be canceled immediately, automatically and without notice, and the Credit Note shall become immediately due and payable without presentation, demand or notice of any kind.

                           8.3      Enforcement of Agreements. Upon the
happening of one or more Events of Default, HSBC shall have the right to obtain physical possession of all files of the Company relating to the Collateral and all documents relating to the Collateral which are then or pay thereafter come into the possession of the Company or any third party acting for the Company. HSBC shall be entitled to specific performance of all agreements of the Company contained in this Agreement or other documents relating to the Credit.

                           8.4      Realization on Collateral. Upon the
happening of one or more Events of Default, HSBC shall have the right to collect all further payments made on the Collateral, and if any such payments are received by the Company, the Company shall not commingle the amount received with other funds of the Company and shall promptly pay them over to HSBC. In addition, HSBC shall have the right to dispose of the Collateral as provided herein or as provided in the other documents executed in connection herewith or as provided by law.

                    ARTICLE IX. INDEMNIFICATION AND EXPENSES

                  The Company agrees to hold HSBC harmless from and indemnifies HSBC against all liabilities, losses, damages, judgments, costs, and expenses of any kind which may be imposed on, incurred by, or asserted against HSBC relating to or arising out of this Agreement, the Credit Note, or any transaction contemplated hereby. The Company also agrees to reimburse HSBC for all reasonable expenses in connection with this Agreement and the Credit Note, including without limitation the reasonable fees and disbursements of counsel, all delivery and insurance charges incurred in connection with delivery of Loan Documents except as otherwise specifically provided herein, wire transfer fees and the travel expenses of HSBC's officers in connection with the transactions contemplated hereby and including expenses of enforcement. The Company's agreements in this Section shall survive the payment in full of the Credit Note and the expiration or termination of this Agreement.

                            ARTICLE X. MISCELLANEOUS

                  10.1 Amendments and Waivers. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement subscribed by duly authorized officers of the Company and HSBC. If the Company should request that HSBC waive, in whole or in part, any financial covenant contained herein which has been breached by the Company without prior consent by HSBC, and HSBC should agree to such waiver (and the Company acknowledges that the availability of any such waiver shall be at HSBC's absolute discretion), the Company agrees to pay to HSBC on the date of such agreement a fee for such waiver of 1/20 of 1% (0.05%) of the Credit Amount.

                  10.2 Delays and Omissions. No course of dealing and no delay or omission by HSBC in exercising any right or remedy hereunder or with respect to any indebtedness of the Company to HSBC shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. HSBC may remedy any default by the Company hereunder or with respect to any other person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by the Company and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of HSBC hereunder are cumulative.

                  10.3 Attorney-in-fact. The Company hereby authorizes HSBC, at the Company's expense, to file such financing statement or statements relating to the Collateral without the Company's signature thereon as HSBC at its option may deem appropriate and appoints HSBC as the Company's attorney-in-fact (without requiring HSBC) to execute any such financing statement or statements in the Company's name and to perform all other acts which HSBC deems appropriate to perfect and continue the Security Interest and to protect, preserve and realize upon the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and sign assignments on behalf of the Company as its attorney-in-fact. This Power of Attorney is coupled with an interest and is irrevocable without HSBC's consent.

                  10.4 Collection. HSBC may demand, collect and sue on any of the Collateral (in either the Company's or HSBC's name at the latter's option); may enforce, compromise, settle or discharge such Collateral without discharging the indebtedness or any part thereof; and may endorse the Company's name on any and all checks, commercial paper, and any other instruments pertaining to or constituting Collateral. In the event HSBC intends to exercise any rights set forth in this Section, HSBC shall use its best efforts to notify the Company thereof prior to taking any such action.

                  10.5 Further Security. As further security for payment of the indebtedness, the Company hereby grants to HSBC a Security Interest in and lien on any and all property of the Company which is or may hereafter be in the possession or control of HSBC in any capacity or of any third party acting on its behalf, including, without limitation, all deposit and other accounts and all moneys owed or to be owed by HSBC to the Company; and with respect to all of such property, HSBC shall have the same rights hereunder as it has with respect to the Collateral. Without limiting any other right of HSBC, whenever HSBC has the right to declare any indebtedness to be immediately due and payable (whether or not it has so declared), HSBC at its sole election may set off against the indebtedness any and all moneys then or thereafter owed to the Company by HSBC in any capacity, whether or not the indebtedness or the obligation to pay such moneys owed by HSBC is then due, and HSBC shall be deemed to have exercised such right of setoff immediately at the time of such election even though any charge therefor is made or entered on HSBC's records subsequent thereto.

                  10.6 Return of Collateral Under Trust Receipt. Possession of any of the Collateral (including original notes evidencing Qualifying Mortgages) may be temporarily relinquished by HSBC to the Company under a trust receipt for the sole purpose of sale, exchange, collection, or presentation, renewal or registration of transfer. At all times the Collateral is in the Company's possession, the Company will hold the Collateral in trust so as to continue the perfection of HSBC's Security Interest.

                  10.7 Loss of Loan Documents. Once Loan Documents have been delivered to a postal or delivery service, HSBC shall incur no liability of any kind in connection with loss or delay in connection with the transmittal of Loan Documents to or from the Company, any Investor, or any other party pursuant to this Agreement.

                  10.8 Successors and Assigns. The Company and HSBC as used herein shall include the legal representatives or assigns of those parties in cases where the assignment by the Company was made with the consent required hereunder.

                  10.9 Notices. Any notice or demand to be given hereunder shall be duly given if delivered or mailed to the respective parties at their Notice Address and shall be deemed effective if delivered upon delivery and if mailed upon deposit in an official depository maintained by the United States Post Office for the collection of mail.

                  10.10 Counterparts. This Agreement may be executed in any number of counterparts and by HSBC and the Company on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

                  10.11 Titles. Titles to the sections of this Agreement are solely for the convenience of HSBC and the Company, and are not an aid in the interpretation of this Agreement or any part thereof.

                  10.12 Inconsistent Provisions. In the event any provision of this Agreement is inconsistent with any provision of any other document required or executed pursuant to this Agreement, the provisions of this Agreement shall be controlling.

                  10.13 Participation. HSBC reserves the right to transfer participating interests in this Agreement and in the Credit Note to one or more other institutions or entities.

                  10.14 Entire Agreement. This Agreement and the related documents identified and referred to herein are intended to set forth the entire agreement of the parties concerning the subject matter hereof.

                  10.15 Governing Law. This Agreement and the Credit Note shall be governed by and are to be construed under the internal laws of the State of New York.

                  10.16 CONSENT TO JURISDICTION. COMPANY AGREES THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS DOCUMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF NEW YORK, AND COMPANY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL

CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED MAIL TO COMPANY AT THE ADDRESS SPECIFIED ABOVE, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

                  10.17 WAIVER OF JURY TRIAL. COMPANY AND HSBC HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY COMPANY AND HSBC MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS DOCUMENT OR THE TRANSACTIONS RELATED HERETO. COMPANY REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF HSBC HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HSBC WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. COMPANY ACKNOWLEDGES THAT HSBC HAS BEEN INDUCED TO ENTER INTO THIS TRANSACTION BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the Agreement Date.

                                              THE NEW YORK MORTGAGE COMPANY LLC

                                              BY: /s/STEVEN B. SCHNALL
                                                  ------------------------------
                                              NAME   STEVEN B. SCHNALL

                                              TITLE: PRESIDENT

(SEAL)                          HSBC BANK USA

                                BY: /s/ JAMES A. NOYES
                                    --------------------------------------------
                                    NAME :  JAMES A. NOYES
                                    TITLE   VICE PRESIDENT

STATE OF NEW YORK )
                  ) SS.:
COUNTY OF QUEENS  )

         On the 20th day of March, 2001, before me, the undersigned, a notary public in and for said state, personally appeared STEVEN B. SCHNALL personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                             /s/ ANNA MARIN
                                             -----------------------------------
                                                Notary Public

                                                        ANNA MARIN
                                             NOTARY PUBLIC, STATE OF NEW YORK
                                                      NO. 01MA5039882
                                                QUALIFIED IN QUEENS COUNTY
                                             COMMISSION EXPIRES MARCH 6, 2003

STATE OF PENNSYLVANIA)
                     ) SS.:
COUNTY OF MONTGOMERY )

         On the 30th day of March, 2001, before me, the undersigned, a notary public in and for said state, personally appeared JAMES A. NOYES, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                             /s/ JoAnn Gerhart
                                             -----------------------------------
                                                Notary Public

                                                    Notarial Seal
                                            JoAnn Gerhart, Notary Public
                                        Upper Merion Twp., Montgomery County
                                         My Commission Expires Apr. 22, 2002
                                    Member, Pennsylvania Association of Notaries